Exhibit 99.1

NEWS RELEASE

For Immediate Release

ISS RECOMMENDS VOTE FOR ACQUISITION OF TRIZETTO BY APAX PARTNERS

Newport Beach, Calif. – June 17, 2008 – The TriZetto Group, Inc. (NASDAQ: TZIX) today announced that ISS Governance Services (ISS) has published its report recommending that TriZetto stockholders vote FOR the proposal to approve and adopt the agreement and plan of merger previously agreed to between TriZetto and Apax Partners L.P. at the company’s Special Meeting of Stockholders scheduled for June 30, 2008.

ISS, a unit of RiskMetrics Group, is a leading independent proxy advisory firm whose voting analyses are relied upon by hundreds of institutional investment funds, mutual funds and fiduciaries.

TriZetto’s board of directors strongly encourages all stockholders to vote by completing, signing, dating and returning their proxy card or voting instruction card in time to be counted for the meeting on June 30. Stockholders who have questions or need assistance in voting their shares should contact our proxy solicitor, Morrow & Co. LLC, by calling toll-free 800-607-0088, or via email at TriZetto.info@morrowco.com.

Important Information

The TriZetto Group filed a definitive proxy statement in connection with its 2008 Special Meeting of Stockholders with the Securities and Exchange Commission (SEC) on May 27, 2008. TriZetto stockholders are urged to read the proxy statement carefully as it contains important information regarding this vote. Proxy statements were mailed to shareholders on May 30, 2008. The proxy statement and other relevant documents filed with the SEC are also available at no cost on the SEC’s website at www.sec.gov, as well as TriZetto’s website at www.trizetto.com. Hardcopies may also be obtained free of charge from TriZetto by contacting Brad Samson, vice president investor relations at 949-719-2220. Stockholders may also contact Morrow & Co. with questions or requests for additional copies of the proxy materials by calling toll-free 800-607-0088, or by e-mail at TriZetto.info@morrowco.com.

TriZetto, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from TriZetto’s stockholders with respect to the transactions contemplated by the definitive merger agreement between Apax Partners L.P. and TriZetto. Information regarding TriZetto’s directors and executive officers is contained in TriZetto’s definitive proxy statement filed on May 27, 2008.

About TriZetto

TriZetto is Powering Integrated Healthcare Management™. With its technology touching nearly half of the U.S. insured population, TriZetto is uniquely positioned to drive the convergence of health benefit administration, care management and constituent engagement. The company provides premier information technology solutions that enable payers and other constituents in the healthcare supply chain to improve the coordination of benefits and care for healthcare consumers. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

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Investor Contact:	Media Contact:
Brad Samson	Melissa Bruno
TriZetto	Schwartz Communications
949-719-2220	781-684-6652
brad.samson@trizetto.com	MBruno@schwartz-pr.com